Exhibit 5.1

John Hancock Tower, 27th Floor
200 Clarendon Street
December 13, 2016	Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
LogMeIn, Inc.	London	Singapore
320 Summer Street	Los Angeles	Tokyo
Boston, MA 02210	Madrid	Washington, D.C.

Re:	Registration of 26,868,269 shares of common stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to LogMeIn, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 26,868,269 shares of common stock of the Company, par value $0.01 per share (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger, dated as of July 26, 2016, by and among the Company, Lithium Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Citrix Systems, Inc. and GetGo, Inc. (“GetGo”), as may be amended from time to time (the “Merger Agreement”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2016 (Registration No. 333-213651) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that when the merger contemplated by the Merger Agreement is completed and the Shares have been duly registered in book-entry form, in each case in accordance with the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP
Latham & Watkins LLP